Exhibit 10.18
April 19, 2010
Roadrunner Transportation Systems, Inc.
4900 Pennsylvania Ave.
P.O. Box 8903
Cudahy, WI 53110-8903
Attention: Judy Vijums
RE: $55,000,000 Senior Secured Credit Facilities, Commitment Letter
Dear Ms Vijums:
     U.S. Bank National Association (“U.S. Bank”) is pleased to advise Roadrunner Transportation System, Inc. (“Borrower”) that U.S. Bank shall extend senior credit facilities (the “Facilities”) to the Borrower in the principal amount of $55,000,000. The proceeds of the Facilities shall be used: (i) to payoff certain existing debt of RRTS, Group Transportation Services Holdings, Inc. and their respective subsidiaries; (ii) for working capital, capital expenditures, and other corporate purposes; and (iii) related transaction fees and expenses and other general business purposes, all subject to the terms and conditions hereinafter described and as contained in the enclosed Senior Secured Credit Facility Summary of Terms and Conditions (the “Term Sheet”). This letter is hereinafter referred to as the “Commitment Letter”. It is contemplated that immediately upon the consummation of the Facilities, a newly formed, wholly owned subsidiary of the Borrower will be merged with and into Group Transportation Services Holdings, Inc. (“GTS”), with GTS being the surviving corporation.
     The Facilities shall be made pursuant to a Credit Agreement and related documents (the “Credit Documents”) under which U.S. Bank will act as sole and exclusive agent (referred to herein as the “Agent”). Initially, the Agent will hold up to the full amount of the Facilities but the Agent may subsequently syndicate the Facilities at a later date to be determined. U.S. Bank’s commitment hereunder is subject to the negotiation and execution of definitive Credit Documents satisfactory to the Agent in all respects. The Credit Documents will embody the structure, pricing and other terms described in the Term Sheet. They will also include provisions viewed by the Agent and its counsel as appropriate for transactions of this type that are consistent with the Term Sheet. Accordingly, it is acknowledged and agreed by the Borrower that this Commitment Letter and the Term Sheet are indicative but not exhaustive as to the terms and conditions that shall govern the Facilities.
     Prior to the closing of the Facilities, the Borrower shall provide the Agent with all information deemed reasonably necessary by the Agent to complete successfully the Agent’s due diligence review, inspection and evaluation of the financial condition, assets and liabilities of the Borrower.
     The Borrower shall prepare and provide to the Agent all information with respect to the Borrower, including financial information and projections (the “Projections”), as the Agent may

Financing Commitment
April 19, 2010

reasonably request. The Borrower represents and covenants that (a) all information other than the Projections (the “Information”) that has been or will be made available to the Agent by the Borrower or any of its representatives is or will be, when taken as a whole, complete and correct in all material respects and does not or will not, when taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading and (b) the Projections that have been or will be made available to the Agent by the Borrower or any of its representatives have been or will be prepared in good faith based upon assumptions believed to be reasonable. In arranging and syndicating the Facilities, the Agent may use and rely on the Information and Projections without independent verification thereof.
     U.S. Bank’s commitment is further subject to the conditions that (a) the Agent’s due diligence activities shall not have uncovered and there shall not have occurred any material adverse change in the assets, business, prospects, operations or financial condition of the Borrower and its subsidiaries taken as a whole since December 31, 2009, or in financial or capital market conditions generally from those currently in effect, (b) the transaction shall conform in all material respects to the terms described in this Commitment Letter and the Term Sheet.
     This Commitment Letter is delivered to the Borrower on the understanding that neither this Commitment Letter, the Term Sheet, nor any of their terms or substance shall be disclosed, directly or indirectly, to any other person except (a) to the Borrower’s directors, officers, agents and advisors (but not any other commercial lender) who are directly involved in the consideration of this matter, (b) the Target and senior management of the Target to the extent you notify such persons of their obligations to keep such material confidential and the fact that they may not rely upon this Commitment Letter or (c) to prospective investors in connection with the initial public offering of the Borrower’s shares.
     The Borrower agrees that neither it nor any of its affiliates shall place, arrange, or renew any competing commercial bank or other credit facilities relating to the Borrower; provided, that if the Credit Documents have not been executed by the date the commitment set forth in this Commitment Letter expires, this restriction shall no longer apply.
     By acknowledging and agreeing to the terms of this Commitment Letter, the Borrower agrees to be responsible for all reasonable costs and expenses incurred in connection with this financing transaction, including but not limited to reasonable legal fees, preparation, administration, and enforcement of all documents executed in connection with this transaction, including reasonable attorneys’ fees and expenses incurred by U.S. Bank in connection with this Commitment Letter, the Term Sheet, and the Credit Documents, in each case regardless of whether or not the Facilities are closed.
     The Borrower will indemnify and hold harmless U.S. Bank and each of its affiliates and their officers, directors, employees, agents and advisors (each an “Indemnified Party”) from and against (and will reimburse each Indemnified Party as the same are incurred) any and all claims, damages, losses, liabilities and expenses (including, without limitation, the reasonable fees, disbursements and other charges of common counsel for the Indemnified Parties) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or

Financing Commitment
April 19, 2010

preparation of a defense in connection therewith) (a) any aspect of this Commitment Letter or the Term Sheet and any of the transactions contemplated hereby or thereby or (b) the Facilities, or any use made or proposed to be made with the proceeds thereof, except to the extent such claim, damage, loss, liability or expense is found by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct. In the case of an investigation, litigation or proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Borrower, its equity holders or creditors, or an Indemnified Party, whether or not an Indemnified Party is otherwise a party thereto and whether or not any aspect of the Facilities or the transactions related thereto are consummated. No Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Borrower or its affiliates or to its equity holders or creditors arising out of, related to, or in connection with any aspect of the Facilities or the transactions related thereto except to the extent of direct (as opposed to special, indirect, consequential or punitive) damages determined in a final nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct. Without limiting the generality of the foregoing and notwithstanding anything to the contrary in this Commitment Letter, neither the Borrower nor any its affiliates shall assert (and they irrevocably waive any right they may have to assert), and no Indemnified Party shall be liable upon or for (a) any cause of action or remedy for specific performance or intentional interference of contract (or any similar remedy or cause of action) based upon or arising due to any alleged or actual breach by U.S. Bank of its obligations under this Commitment Letter or (b) so long as not attributable to an Indemnified Party’s gross negligence or willful misconduct any claim or damages arising from the use by others of information or other materials obtained through electronic telecommunications or other information transmission systems.
     The Borrower’s obligations under the immediately preceding two paragraphs shall continue and are and shall remain absolute obligations of the Borrower and shall survive any termination of this Commitment Letter, in each case unless and until the parties execute definitive Credit Documents.
     The obligations of U.S. Bank under this Commitment Letter shall be enforceable solely by the Borrower and may not be relied upon by any other person. This Commitment Letter shall not be assignable by the Borrower without the prior written consent of U.S. Bank (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto. This Commitment Letter may not be amended or waived except by an instrument in writing signed by the parties hereto. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter by facsimile transmission shall be as effective as delivery of a manually executed counterpart hereof. This Commitment Letter is the only agreement that has been entered into between the parties hereto with respect to the Facilities and sets forth the entire understanding of the parties with respect thereto. This Commitment Letter shall be governed by, and construed in accordance with, the laws of the State of New York.
Any right to trial by jury with respect to any action or proceeding arising in connection with or as a result of either this arrangement or any matter referred to in this Commitment Letter is

Financing Commitment
April 19, 2010

hereby waived by the parties hereto. The Borrower agrees that any suit or proceeding arising in respect to this arrangement or any matter referred to in this Commitment Letter will be tried exclusively in the U.S. District Court for the State of Minnesota or, if that court does not have subject matter jurisdiction, in any state court located in the City of Minneapolis and the Borrower agrees to submit to the jurisdiction of, and to venue in, such courts.
     Our commitment hereunder shall terminate upon the first to occur of (i) at U.S. Bank’s election, a material breach by the Borrower under this Commitment Letter and (ii) June 30, 2010, unless the closing of the Facilities, on the terms and subject to the conditions contained herein, shall have been consummated on or before such date.
     The commitment hereunder is effective upon receipt by U.S. Bank of a copy of this letter and Fee Letter, signed by the Borrower. If the commitment hereunder is not accepted as aforesaid by Borrower at or before 5:00 p.m. CDT on April 22, 2010, it will automatically terminate.

Financing Commitment
April 19, 2010

     U.S. Bank looks forward to this opportunity to work with the Borrower on this transaction.

Very truly yours,

U.S. BANK NATIONAL ASSOCIATION

/s/ Richard A Clemmerson

By:	Richard A Clemmerson

Its: Vice President
Enclosure: Summary of Terms and Conditions

Financing Commitment
April 19, 2010

This acceptance is an integral part of the foregoing Commitment Letter of U.S. Bank.
ACCEPTED AND AGREED TO:
Roadrunner Transportation Systems, Inc.

By:	/s/ Judy Vijums

Name:	Judy Vijums

Its:	VP

Date:	4-20-2010

Roadrunner Transportation Systems, Inc.
Senior Secured Credit Facilities
Summary of Terms and Conditions
(For Discussion Purposes Only)
April 19, 2010
The proposed terms and conditions outlined in this Summary of Terms and Conditions are provided for discussion purposes only and do not constitute an offer, agreement, or commitment to lend. This Summary of Terms and Conditions is intended as an outline only and does not purport to summarize all the terms, conditions, covenants, representations, warranties or other provisions which would be contained in definitive legal documentation of the financing transaction contemplated herein. The actual terms and conditions upon which U.S. Bank National Association might extend credit to the Borrower are subject to further due diligence, formal credit approval, satisfactory review of documentation, the Borrower having received commitments for the full amount of the total Facilities, and such other terms and conditions as may be determined by the Agent, the Lenders and their respective counsel.

Borrowers:	Roadrunner Transportation Systems, Inc. (“RRTS”, the “Company” or the “Borrower”).

Guarantors:	The Facilities shall be guaranteed by all existing and future direct and indirect material subsidiaries and parent companies, if any, of the Borrower.

Lead Arranger and Administrative Agent:	U.S. Bank National Association (the “Agent” or “U.S. Bank”).

Lenders:	The Agent.

Equity Sponsor:	Thayer / Hidden Creek Partners (“Equity Sponsor” or “Thayer”).

Facilities:	In aggregate up to $55,000,000, consisting of a $55,000,000 Revolving Credit (the “Revolving Credit”). The Agent will act as the lead Lender and seek to hold up to $55,000,000 of the pro-rata total committed facilities. The total amount funded under the Facilities at close is expected to be $35,000,000 (funded under the Revolving Credit at close).

Purpose:	The proceeds of the Facilities shall be used: (i) to payoff certain existing debt of RRTS, Group Transportation Services Holdings, Inc. and their respective subsidiaries; (ii) for working capital, capital expenditures, and other corporate purposes; and (iii) related transaction fees and expenses.

Closing Date:	The execution of definitive loan documentation, to occur contemporaneous with the Company’s initial public offering (”IPO”) of its common stock (the “Closing” or “Closing Date”).

Revolving Credit:	$55,000,000 senior secured Revolving Credit, with advances subject to availability under a Borrowing Base as described below, up to $8,000,000 of which shall be available for the issuance of letters of credit in the ordinary course of business.

Borrowing Base:	The sum of the aggregate principal amount of all direct borrowings under the Revolving Credit plus the aggregate undrawn face amount of all issued and outstanding letters of credit shall not exceed the sum of 85% of Eligible Accounts Receivable provided that Borrowing Base Certificates shall be submitted monthly. Final eligibility is TBD, however, would be consistent with eligibility under the Company’s existing borrowing base; with a Collateral Audit to be performed within 90-days post — Closing. U.S. Bank shall have the right to conduct annual Collateral

Confidential Information
RRTS, Inc.
Summary of Terms and Conditions
April 19, 2010

Audits during the duration of the Facilities.

Maturity Date:	The Revolving Credit shall terminate five (5) years from the Closing Date and all amounts outstanding at maturity shall be due and payable in full.

Term Loan:	TBD – Revolver outstandings to be evaluated 180 days post-close to determine if converting portion of Revolver outstandings to term debt is appropriate.

Maturity:	N/A

Amortization:	N/A

Interest Rates, Commitment Fees, & Letter of Credit Fees:	Advances under the Facilities shall bear interest at the LIBOR or Base Rate, at the option of the borrower, plus a margin, shall be based on the Total Cash Flow Leverage Ratio, as measured at the end of each fiscal quarter.

	Total Cash Flow		Base	Commitment
	Leverage Ratio	LIBOR +	Rate +	Fee
	≥ 1.50x	3.00%	2.00%	0.500%
Opening pricingà	< 1.50x & ≥ 1.00x	2.75%	1.75%	0.375%
	< 1.00x	2.50%	1.50%	0.375%

The initial interest rate shall be no lower than LIBOR + 2.75% or Base Rate + 1.75% until six months following the Closing Date.

LIBOR-based borrowings will not be subject to a LIBOR floor.

Commitment Fee:	As outlined in the grid above, there shall be an unused commitment fee, expressed as a percentage per annum on the unused portion of the Revolving Facility, payable to each Lender quarterly in arrears in proportion to such Lender’s commitment. The unused commitment fee shall be calculated on a 360-day basis applied to actual days elapsed.

Fees:

Commitment:	See Attached Fee Letter

Upfront & Participation:	See Attached Fee Letter

Agent’s Fees:	See Attached Fee Letter

Interest Rate and Fee provisions applicable to both Pricing Options:	“Base Rate” shall be defined as of any date of determination, the greater of (a) rate of interest from time to time publicly announced by the Agent as its “prime rate”, (b) the Fed Funds Rate plus 1.5% and (c) the Adjusted Daily LIBOR Rate in effect and reset each LIBOR Business Day plus 2.00%.

“Total Cash Flow Leverage Ratio” shall be defined as the ratio of Total Funded Debt to LTM EBITDA, where “Total Funded Debt” will generally be defined as the sum of: (a) outstanding borrowings under the Facilities, plus (b) the undrawn face amount of issued and outstanding letters of credit issued under the facility, plus (c) the aggregate outstanding principal balance of all other indebtedness for borrowed money including capital lease obligations, plus (d) guarantees of any funded indebtedness; and “LTM EBITDA” shall be calculated in accordance with a

Confidential Information
RRTS, Inc.
Summary of Terms and Conditions
April 19, 2010

formula negotiated by the parties and shall be calculated on a rolling last four quarters basis. For purposes of calculating this leverage ratio, the calculation of debt shall use the average daily revolver balance from the immediately preceding fiscal quarter.

Interest on Base Rate loans shall be payable monthly in arrears on the first day of each month. Interest on LIBOR-based loans shall be payable at the end of the applicable LIBOR interest period (not to exceed three months). Interest shall be calculated based on the actual number of days elapsed over a 365/6-day year in the case of Base Rate loans and a 360-day year in the case of LIBOR-based loans.

LIBOR-based borrowings will not be subject to a LIBOR floor.

Interest Periods for LIBOR-based loans shall be for one-, two-, three-, or six-month durations. During the continuation of any event of default, the Borrower will, at the option of the Required Lenders, no longer be able to request that loans be made, converted, or continued as LIBOR-based loans. In the event of prepayment of a LIBOR contract, the Borrower will be subject to the associated break-funding fees. LIBOR pricing will be adjusted for any statutory reserves.

The Borrower shall pay Letter of Credit fees equal to the then applicable spread above LIBOR on the aggregate face amount of Standby Letters of Credit issued under the Revolving Credit, payable quarterly in arrears. The Borrower shall pay customary fees payable to the Agent and Lenders, including issuance, negotiation, and payment fees.

The Default Rate shall be equal to 2.00% above the then-applicable Interest Rate.

Collateral:	The Facilities shall be secured by perfected first priority (subject to usual and customary permitted liens) security interests in and liens on substantially all the assets, including accounts receivables and equipment, of the Borrower (and its material domestic subsidiaries), now owned and hereafter formed or acquired; provided, however, that (i) no mortgages or leasehold mortgages will be required, and (ii) unless an Event of Default has occurred and is continuing, Borrower and the Guarantors shall not be required to provide a perfected security interest in their trailers.

Pledge of 100% of stock of current and future subsidiaries.

The Security shall ratably secure the relevant party’s obligations in respect of the Facilities, any treasury management arrangements and any interest rate swap or similar agreements with a Lender under the Facilities.

Voluntary Prepayments/Commitment Reductions:	In the event portion of Revolver Outstandings is converted to term debt post-close, voluntary prepayments and commitment reductions may be made at any time without premium or penalty, subject to minimum notice and minimum prepayment or reduction requirements, as the case may be; provided that voluntary prepayments of LIBOR Loans made on a date other than the last day of an interest period applicable thereto shall be subject to the payment of customary breakage costs if any apply. All commitment reductions to the Revolving Credit shall be permanent.

General Covenants	▪ The Credit Agreement shall contain affirmative and negative covenants

Confidential Information
RRTS, Inc.
Summary of Terms and Conditions
April 19, 2010

(Affirmative/Negative):	customary for this type of transaction, including, without limitation:

(i) affirmative covenants with respect to monthly financial statements (provided 60-days after month end) for the first four quarters post-close, quarterly financial statements and Certificates of Compliance, annual audited financial statements and Certificates of Compliance, monthly borrowing base certificates, monthly agings of accounts receivable, annual budgets and forecasts and such other information as may be reasonably requested by the Agent, U.S. Bank would serve as the Company’s cash/treasury management provider.

(ii) negative covenants acceptable to the Agent and the Borrower, including, without limitation, restrictions on additional indebtedness and net cash proceeds of any issuance by the Borrower of equity or debt securities subsequent to the Closing Date, prepayment of other indebtedness, transactions with related parties, additional liens, dividends, investments and advances, sales of assets, capital expenditures, mergers and acquisitions, standard prohibitions on change of control.

Financial Covenants:	The Credit Agreement shall contain, but not be limited to, the following financial covenants (ratio and dollar limits to be agreed to by the parties):
a.)	Fixed Charge Coverage Ratio, tested quarterly – level TBD. Defined as: [(EBITDA plus Rent less Taxes paid in cash including distributions for taxes less permitted dividends and earn-out payments less Capital Expenditures) divided by (Interest Expense paid in cash plus Required Debt Payments (including capital lease payments), excluding payments required as a result of Excess Cash Flow, plus Rent)] all calculated on a rolling four-quarter basis.

b.)	Total Cash Flow Leverage Ratio, tested quarterly- level TBD. Total Funded Debt to LTM EBITDA.

c.)	Capital Expenditure Limit, reported quarterly with an annual limit (which shall include a rollover of unused amounts from the prior year).

For both leverage ratio covenants in b. and c. above, the calculation of debt shall use the average daily revolver balance from the immediately preceding fiscal quarter.

Management Fees:	Any management fees paid to parties related to Thayer or other board members shall be 1) Limited to reasonable transaction fees payable in connection with financing, acquisition and / or disposition transactions, 2) would be subject to a management fee subordination agreement and blockage rights in the event of a default or bankruptcy, to be negotiated and subject to approval by U.S. Bank.

Conditions Precedent to Initial Loan:	Usual and customary for facilities of this nature, including, but not limited to:
a)	Net proceeds from completion of RRTS IPO, $4,066,000 Restricted Cash from Keepwell and advances from the proposed Revolver Facility (not to exceed $35,000,000) used to payoff: all GTS Acquisition Sub, Inc. existing senior revolver and term debt outstandings; all Roadrunner Transportation Services, Inc. existing senior revolver and term debt outstandings, Sr. Subordinated Debt, Jr. Subordinated Notes (including principal, accrued interest and pre-pay penalty);

b)	Minimum pro forma consolidated RRTS / GTS LTM 3/31/2010 EBITDA of not less than $30,000,000.00 at the transaction Closing with EBITDA calculated on a basis satisfactory to the parties;

c)	Maximum outstanding senior secured debt of no more than $35,000,000.00 at Closing;

Confidential Information
RRTS, Inc.
Summary of Terms and Conditions
April 19, 2010
d)	We expect no remaining subordinated debt at close;

e)	Minimum unused availability under the Revolving Credit of $15,000,000 upon the closing of the proposed transaction;

f)	Initial funding date no later than June 30, 2010 or some other mutually agreed upon date;

g)	Agent and Lenders shall have received (i) pro forma financial statements giving effect to the transactions, which demonstrate, in the Agent’s and Lender’s reasonable judgment, together with all other information then available to the Agent and Lenders, that the Borrower can repay its debts and satisfy its other obligations as and when they become due, and can comply with the financial covenants contained in the Credit Agreement, (ii) such information as the Agent and the Lenders may reasonably request to confirm the tax, legal, and business assumptions made in such pro forma financial statements;

h)	Receipt of satisfactory evidence that the Agent shall have valid and perfected first priority (subject to certain exceptions to be set forth in the loan documentation) lien and security interest in the collateral referred to under the section “Collateral” set forth above.

i)	The Agent and Lenders shall have received, in form and substance reasonably satisfactory to it a Certificate of Insurance in form and substance satisfactory to the Agent and Lenders.

j)	Execution of documentation related to the Facilities including but not limited to a credit agreement, a security agreement, legal opinions, subordination agreements, and other customary documentation satisfactory to the Agent and Lenders;

k)	No material adverse change in the Borrower’s business, properties, financial condition, or results of operations;

l)	There exists no litigation or other proceeding that would materially affect the Borrower or this financing;

m)	All legal matters, including income tax and regulatory, shall be satisfactory to Lenders;

n)	Compliance of Borrower in all material respects with all environmental, health, and safety statutes and regulations;

o)	All governmental, shareholder, corporate, and third-party consents shall have been obtained;

p)	Representations and warranties are correct in all material respects;

q)	No default or event of default shall have occurred and be continuing,

r)	Payment of all fees and expenses required to be paid at or prior to the Closing Date;

Conditions Precedent to All Loans:	Usual and customary for transactions of this type including, but not limited to: (i) all representations and warranties are true and correct in all material respects as of the date of each loan, and (ii) no event of default in existence at the time of, or after giving effect to the making of, such loan.

Representations and Warranties:	The usual representations and warranties in connection with each loan and letter of credit shall be included in the Credit Agreement, including but not limited (i) corporate existence and power; (ii) corporate and government authorization; no contravention; (iii) binding effect; (iv) financial information; (v) litigation; (vi) compliance with ERISA; (vii) taxes; (viii) subsidiaries; (ix) Investment Company Act; (x) tax shelter regulations; (xi) insurance; (xii) no default; (xiii) use of proceeds; (xiv) absence of material adverse change; (xv) priority of Lender’s liens; and (xvi) compliance with all material requirements of law and contracts.

Confidential Information
RRTS, Inc.
Summary of Terms and Conditions
April 19, 2010

Defaults:	Usual and customary in transactions of this nature, to include, without limitation: (i) non-payment of principal, interest, fees, and other amounts; (ii) violation of covenants; (iii) inaccuracy of representations and warranties; (iv) cross-default to other agreements and indebtedness; (v) bankruptcy and other insolvency events; (vi) material judgments; (vii) actual or asserted invalidity of any loan documentation; (viii) ERISA matters and applicable environmental laws and regulations; and (ix) change of control (to be defined), in each case subject to customary exceptions, qualifications, and cure periods that are otherwise acceptable to the parties.

Assignments and Participations:	Agent will be permitted to assign and participate the Facilities with the consent of the Borrower (which consent will not be unreasonably withheld or delayed, and if any event of default is continuing no consent will be required).

Costs and Expenses:	All reasonable out-of-pocket costs and expenses incurred by the Agent and each Lender in the due diligence, preparation, administration, syndication, and enforcement of all documents executed in connection with this transaction, including all legal expenses, shall be borne by the Borrower, regardless of whether or not the Facility is closed.

Indemnification:	The Borrower will indemnify and hold harmless the Agent, each Lender and their respective affiliates and their officers, directors, employees, agents and advisors from and against all losses, liabilities, claims, damages or expenses arising out of or relating to the Facilities, the Borrower’s use of loan proceeds or the commitments, including, but not limited to, reasonable attorneys’ fees and settlement costs. This indemnification shall survive and continue for the benefit of all such persons or entities.

Governing Law:	The Loan Documents shall be governed by the substantive laws of the state of New York (without reference to conflict of law principles).

Nondisclosure by Borrower:	By accepting delivery of this Summary of Terms and Conditions, each of the Borrower and Thayer, and any related party, hereby agrees that it will not disclose to any person any of the terms contained herein or the fact that this Summary of Terms and Conditions exists; provided, however, that Thayer and the Borrower may disclose any of the foregoing to any employee, advisor, or attorney of the Borrower or Thayer and as may be required by law, or other parties mutually agreed upon by the Borrower and U.S. Bank, to whom, in each case, it is necessary to disclose such information so long as any such employee, advisor, attorney, or mutually agreed other parties is aware of the nondisclosure promise contained herein.

Confidential Information
RRTS, Inc.
Summary of Terms and Conditions
April 19, 2010
EXHIBITS
None